Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Forum Energy Technologies, Inc. of our report dated February 28, 2019, except for the change in composition of reportable segments discussed in Notes 4, 7, and 16 to the consolidated financial statements, as to which the date is May 3, 2019, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Forum Energy Technologies, Inc.’s Current Report on Form 8-K dated May 3, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Houston, Texas
September 9, 2019